AMENDMENT TO THE
              ANYTIME ACCESS, INC. 1997 STOCK PLAN

                            RECITALS

     A.   On July 31, 2000, Digital Insight Corporation ("Digital
Insight") acquired AnyTime Access, Inc., a California corporation, pursuant to that certain Agreement and Plan of Merger dated as of March 30, 2000, as amended (the "Merger
Agreement").

     B. The Digital Insight Board of Directors (the "Board"), by unanimous written consent dated July 31, 2000, (1) approved the assumption by Digital Insight of the AnyTime Access, Inc. 1997 Stock Plan (the "Plan") and all of the then outstanding options granted under the Plan, (2) approved the conversion of awards outstanding under the Plan to awards to acquire Digital Insight common stock as contemplated by the Merger Agreement, and
(3) authorized the officers of Digital Insight to carry out the assumption of the Plan and the assumption and conversion of all the outstanding options granted under the Plan.

     C.   It is advisable to amend the Plan to reflect Digital
Insight's assumption of the Plan.

                            AMENDMENT

     The Plan is hereby amended as follows:

     1. The definition of "Company" set forth in the Plan is amended to read as follows: "Company means Digital Insight
Corporation, a Delaware corporation."

     2.   The definition of "Plan" is amended to read as follows:
"Plan means this 1997 Stock Plan, as Amended."

     3. The number of shares of stock set forth in Section 3 of the Plan is amended to read "425,320", which number of shares equals the number of shares subject to the Plan immediately prior to its assumption by Digital Insight (8,000,000), as adjusted in accordance with the Merger Agreement to reflect the conversion of the shares to shares of Digital Insight Common Stock.

     4. Section 4(b) of the Plan is amended by adding the following subsections (xii), (xiii) and (xiv) at the end thereof to read as follows: "(xii) to modify or amend each Option (subject to Section 14(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan; (xiii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Stock Purchase Right previously granted by the Administrator; and (xiv) to make all other determinations deemed necessary or advisable for administering the Plan."

     5. Section 8(a)(ii) of the Plan is amended to read as follows: "(ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as "performance-based" within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per share on the date of grant."

     6. The first sentence of Section 9(a) of the Plan is amended to read as follows: "Any Option granted hereunder shall be exercisable according to the terms hereof at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement."

     7. Section 9(b) of the Plan is amended by deleting the phrase "(of at least thirty (30) days)" in the first sentence thereof.

     8. Section 10 of the Plan is amended in its entirety to read as follows: "Unless determined otherwise by the Administrator, an Option or Stock Purchase Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option or Stock Purchase Right transferable, such Option or Stock Purchase Right shall contain such additional terms and conditions as the Administrator deems appropriate."

     9. Section 11(a) of the Plan is amended by deleting the third sentence thereof.

     10. The last sentence of Section 11(b) of the Plan is amended to read as follows: "The repurchase option shall lapse at such rate as the Administrator may determine."

     11. Section 12(b) of the Plan is amended by replacing the phrase "fifteen (15) days" with the phrase "ten (10) days" in the second sentence thereof.

     12.  Section 19 of the Plan is deleted in its entirety.

     IN WITNESS WHEREOF, Digital Insight has caused this
Amendment to be executed by the undersigned duly authorized officer.

                              DIGITAL INSIGHT CORPORATION,
                              a Delaware corporation

Dated:  August 8, 2000        By: /s/ John Dorman
                                  -------------------
                                  John Dorman
                                  President and Chief
                                  Executive Officer

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